Exhibit 99.1

ITG RELEASES MAY 2014 U.S. TRADING VOLUMES

NEW YORK, June 9, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that May 2014 U.S. trading volume was 3.0 billion shares and average daily volume (ADV) was 144 million shares.  This compares to 3.3 billion shares and ADV of 156 million shares in April 2014 and 3.8 billion shares and ADV of 173 million shares in May 2013.  There were 21 trading days in both May 2014 and April 2014 and 22 trading days in May 2013.

Commencing with this May 2014 U.S. volumes release, ITG will provide a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

May 2014	21	3,028,610,865	144,219,565	68,136,811	251	13,976,185	16,998	37,017

Year-to-Date:	103	16,319,350,705	158,440,298	68,914,719	258	16,313,901	16,694	35,142

*Excluding shares crossed through POSIT Alert from ITG algorithms

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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